SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM N-8A

                NOTIFICATION OF REGISTRATION FILED PURSUANT
           TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Advantage Advisers Multi-Sector Fund I

Address of Principal Business Office (No. & Street, City, State, zip Code):

         Advantage Advisers Multi-Sector Fund I
         One World Financial Center, 31st Floor
         200 Liberty Street
         New York, New York  10281

Telephone Number (including area code):
          (212) 667-4225

Name and address of agent for service of process:
         Howard M. Singer
         Advantage Advisers, L.L.C.
         One World Financial Center, 31st Floor
         200 Liberty Street
         New York, New York  10281

With copies of Notices and Communications to:
         Thomas A. DeCapo
         Skadden, Arps, Slate, Meagher & Flom LLP
         One Beacon Street
         Boston, Massachusetts  02108-3194

Check Appropriate Box:
         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment company Act of 1940 concurrently with the filing of form N-8A: YES [X] NO [ ]


                                 SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 17 th day of August, 2001.

[SEAL]

                                    Advantage Advisers Multi-Sector Fund I
                                         (REGISTRANT)



                                    By: /s/ Howard M.Singer
                                        -----------------------
                                          Howard M. Singer
                                          Chairman of the Board




Attest:  /s/ A. Tyson Arnedt
         -----------------------
         A. Tyson Arnedt
         Vice President